                                                                    EXHIBIT 99.5

FOR IMMEDIATE RELEASE


CD Warehouse, Inc. Announces Intent to Withdraw Litigation

OKLAHOMA CITY, OK -- September 22, 2000 -- CD Warehouse, Inc. (NASDAQ: CDWI) announced today that it has opted not to pursue litigation which was filed on September 8, 2000 against five of its franchisees.

"The purpose of this filing was to enforce the terms set forth in the Franchise Agreements that exist between the Company and its franchisees," said Michael Chionopoulos, the Company's Vice President and General Counsel. "We did not seek to recover monetary damages. Rather, the Company sought a judicial pronouncement that it had met all contractual obligations under the Franchise Agreements. Given the current position of the involved franchisees, such a pronouncement appears no longer necessary."

"It is our hope that the franchise community interprets this action as a sign of goodwill," said Christopher M. Salyer, Chairman and Chief Executive Officer.
"We will, of course, take whatever action is necessary to protect the company's interests. However, we would much prefer to and are excited about working hand-in-hand with our franchisees to create solutions to any issues that face us, and work to ensure that any such issues are resolved in a timely manner."

CD Warehouse, Inc. franchises and operates retail music stores in 37 states, the District of Columbia, England, France, Guatemala, Canada and Venezuela under the names "CD Warehouse", "Disc Go Round", "CD Exchange" and "Music Trader". CD Warehouse stores buy, sell and trade pre-owned CDs, DVDs and games with their customers, as well as sell a full complement of new release CDs. Company information is available at www.cdwi.com.
                            ------------

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those contained in the Company's periodic reports filed with the Securities and Exchange Commission.



Contact:    Vickie Clark                 David Race
            Investor Relations           Chief Operating Officer
            CD Warehouse, Inc.           CD Warehouse, Inc.
            (405) 949-2422               (405) 949-2422